CUSIP NO. 868000104

EXHIBIT 99.1

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended, the undersigned hereby agree to the joint filing with all other reporting persons on behalf of each of them in a statement on Schedule 13G (including amendments thereto) with respect to the common stock, par value $0.001 per share, of Super Micro Computer, Inc., a Delaware corporation, and that this agreement shall be included as an exhibit to such joint filing. This agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the undersigned have executed this Agreement on the 14th day of February, 2017.

/s/ Charles Liang
Charles Liang

/s/ Chiu-Chu (Sara) Liu Liang
Chiu-Chu (Sara) Liu Liang.